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Exhibit 99.2

Contact:	Timothy McKenna 312-580-4637 (investors) Tom Lange 314-746-1236 (U.S. media) Mylène Labrie 514-864-5103 (Canadian media) www.smurfit-stone.com

HIGHER ENERGY COSTS, PRODUCT PRICE AND VOLUME SHORTFALLS
AFFECT SMURFIT-STONE Q1 EARNINGS

        CHICAGO, April 1, 2003—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that the company estimates a loss for the first quarter of 2003 of approximately $.10 per share before restructuring charges and the cumulative effect of an accounting change. Quarterly results were negatively affected by higher than expected energy costs, product price declines and lower than expected volume in containerboard and corrugated containers.

        The company estimates that energy costs for the first quarter of 2003 have risen by over $20 million compared to the fourth quarter of 2002. As the company reported earlier in the quarter, published linerboard prices declined by $10 per ton during the quarter, resulting in lower average price realizations in the company's containerboard and container businesses. In addition, containerboard and packaging unit volumes suffered as a result of winter storms and customer uncertainty related to the geopolitical conflict. Lower volumes and prices resulted in an approximately $25 million decline in operating profit, compared to the fourth quarter of 2002.

        As reported earlier, the company's first quarter results have also been negatively affected by higher pension and employee benefit costs. In addition, the company expects to record a non-cash charge related to foreign currency translation of approximately $.04 per share.

        Commenting on the results, Patrick J. Moore, president and CEO, said, "Although we had disclosed that earnings would decline sequentially, the combination of a difficult winter and geopolitical uncertainty created worse than expected pressure on operating margins.

        "Despite the difficulty this quarter, there are encouraging signs for the months ahead, including an improving supply-demand balance in the seasonally stronger second quarter and announced price increases in containerboard and boxboard. In addition, the company remains on track with strategic actions such as the recently completed asset exchange with Jefferson Smurfit Group. Looking ahead, we expect the company to continue to generate cash to reduce debt."

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        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 275 facilities, located primarily in the US, Canada and Mexico, and employs approximately 38,000 people.

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  Exhibit 99.2